UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 13, 2015

Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans.
(a) Kellogg Company (the "Company") sponsors the Kellogg Company Savings and Investment Plan, the Kellogg Company Pringles Savings and Investment Plan, and the Kellogg Company Bakery, Confectionary, Tobacco Workers and Grain Millers Savings and Investment Plan (together, the "S&I Plans"). On November 13, 2015, the Company received notice of a blackout period under the S&I Plans that will begin on December 15, 2015 at 4:00 p.m. Eastern Time and is expected to end no later than January 18, 2016 (the "Blackout Period") through notice of the Blackout Period provided by the S&I Plans administrator to the S&I Plans participants.
The Blackout Period is being implemented in connection with the transition of the administration functions of the S&I Plans to a new vendor. During the Blackout Period, S&I Plans participants will be temporarily unable to access their S&I Plans accounts, including being unable to make rollover contributions, hardship withdrawals, transactions requiring spousal consent, investment transfers, changes to allocations for future contributions, contribution rate changes, other in-service withdrawals, distributions, new loan requests, and changes to stop active portfolio management services. During the Blackout Period, the Company's executive officers and directors are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company that was acquired in connection with the executive officer's or director's service or employment as an executive officer or director, except pursuant to a limited number of exceptions provided by law. The term equity security includes, without limitation, the Company's common stock, options to purchase the Company's common stock and other derivative securities which derive their value from the Company's common stock.
Please contact the Company's Benefits Center by mail at Kellogg's Benefits Center, 100 Half Day Rd., Lincolnshire, IL 60069-3258, by telephone at (888) 280-6933, or online at KelloggBenefitsCenter.com with any questions regarding the Blackout Period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: November 19, 2015	/s/ Gary H. Pilnick
	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary